Exhibit 16.1

April 29, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements under item 4.01 in the Form 8-K dated April 23, 2021, of Phoenix Rising Companies (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ KCCW Accountancy Corp.

KCCW Accountancy Corp.

Diamond Bar, California